Exhibit 10.5

BRIGGS & STRATTON CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, dated as of this          day of                      20    , is made by BRIGGS & STRATTON CORPORATION (the “Company”) to «Name» (the “Employee”).

WHEREAS, the Company believes it to be in the best interests of the Company and its shareholders to provide an incentive for certain of its key employees to work for and manage the affairs of the Company in such a way that its shares become more valuable; and

WHEREAS, the Employee is a key employee of the Company or one of its subsidiaries or affiliates.

NOW, THEREFORE, in consideration of the premises, the Company hereby awards Restricted Stock Units to the Employee on the terms, conditions and restrictions hereinafter set forth.

1. AWARD. The Company hereby awards to the Employee «Number» Restricted Stock Units on the date hereof (the “Award Date”). Restricted Stock Units are the right to receive in the future common stock of the Company in accordance with this Agreement and Article 9 of the Company’s 2017 Omnibus Incentive Plan (as the same may be amended from time to time, the “Plan”).

2. PERIOD OF RESTRICTION. The Restricted Stock Units shall be forfeitable as described below until they become vested upon the first to occur, if any, of the following events:

(a) The termination of the Employee’s employment with the Company or a subsidiary by reason of Disability or death.

(b) Three (3) years from the Award Date.

(c) A Change in Control of the Company as defined in Article 2.8 of the Plan.

The period of time during which the Restricted Stock Units are forfeitable is referred to as the “Period of Restriction.” If the Employee’s employment with the Company or one of its subsidiaries or affiliates terminates during the Period of Restriction for any reason other than Retirement, Disability or death, the Restricted Stock Units shall be forfeited to the Company on the date of such termination, without any further obligations of the Company to the Employee and all rights of the Employee with respect to the Restricted Stock Units shall terminate. If the Compensation Committee of the Company’s Board of Directors determines that (i) the Employee has breached any of the obligations contained in the agreements referenced in Section 3 of this Agreement during the Period of Restriction or (ii) the Restricted Stock Units were awarded with respect to (A) a plan year for which there has been a material restatement of the Company’s annual report to the SEC due to negligence or misconduct by one or more persons or (B) any subsequent plan year having awards materially affected by the restatement, the Company shall be entitled to declare all or any portion of any unvested Restricted Stock Units awarded under this Agreement to be forfeited.

Notwithstanding any provisions to the contrary, the Employee may not extend the Period of Restriction.

As used in this Section of this Agreement, “Disability” shall have the meaning stated in Article 2.15 of the Plan, and “Retirement” shall mean any termination of employment by the Employee or the Company for reason other than death after the Employee has achieved 30 years of service, age 62 with at least 10 years of service or age 65.

3. RESTRICTIVE COVENANTS. It shall be a condition to the effectiveness of this Agreement that the Employee shall have signed an employment or other agreement containing customary provisions relating to noncompetition during employment, nonsolicitation of employees and customers following employment, confidentiality and assignment of inventions to the Company, in the form proposed by the Company.

4. RIGHTS DURING PERIOD OF RESTRICTION. During the Period of Restriction, the Employee shall not receive any certificate with respect to Restricted Stock Units and shall have no right to vote the Restricted Stock Units or to receive cash dividends, stock dividends and other distributions made with respect to the Restricted Stock Units; however, amounts equal to any dividends or other distributions declared during the Period of Restriction with respect to the Restricted Stock Units will be awarded, automatically deferred and deemed to be reinvested in additional Restricted Stock Units. The Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Period of Restriction, except by will or the laws of descent and distribution.

5. BOOK ACCOUNT. The Restricted Stock Units, including the original award and any additional units attributable to cash dividends, stock dividends or distributions relating to the Restricted Stock Units, shall be credited to a book account for the Employee. Upon expiration of the Period of Restriction, the Company shall issue and deliver to the Employee certificates for shares of the Company’s common stock, par value $0.01 per share, equal to the total number of Restricted Stock Units then credited to the Employee until the Employee provides other instructions, subject to Section 6 below.

6. TAX WITHHOLDING. The Employee may satisfy any tax withholding obligations arising with respect to the Restricted Stock Units in whole or in part by tendering a check to the Company for any required amount, by election to have a portion of the shares withheld to defray all or a portion of any applicable taxes as provided in Section 22.2(b) of the Plan, or by election to have the Company or its subsidiaries withhold the required amounts from other compensation payable to the Employee.

7. IMPACT ON OTHER BENEFITS. The value of the Restricted Stock Units shall not be includable as compensation or earnings for purposes of any other benefit plan or program offered by the Company or its subsidiaries or affiliates.

IN WITNESS WHEREOF, this Restricted Stock Unit Award Agreement is executed by the parties as of the date set forth above.

BRIGGS & STRATTON CORPORATION

By:
Todd J. Teske
Chairman, President and Chief Executive Officer

«Name»

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